PROSPECTUS SUPPLEMENT DATED MAY 10, 2002        FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated April 15, 2002)                      SEC FILE NO. 333-85622



                          SUNRISE ASSISTED LIVING, INC.


                                  $125,000,000
           5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE FEBRUARY 1, 2009
                                       AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES


        This prospectus supplement relates to resales by the holders of Sunrise Assisted Living, Inc.'s 5 1/4% Convertible Subordinated Notes due February 1, 2009 and the common stock, par value $0.01 per share, issuable upon conversion of the notes. This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated April 15, 2002, which is to be delivered with this prospectus supplement.

        The selling securityholder table, appearing under the heading "Selling Securityholders" beginning on page 17 of the accompanying prospectus, is superceded by the information included in the table below. Based on the 22,403,634 shares of our common stock that were outstanding on March 31, 2002, no selling securityholder named in the table below will beneficially own 1% or more of our common stock after completion of the offering.

                                                                        SHARES OF COMMON                            SHARES OF COMMON
                                                        PRINCIPAL       STOCK OWNED PRIOR         SHARES OF           STOCK OWNED
                                                        AMOUNT OF           TO THE               COMMON STOCK       AFTER COMPLETION
NAME OF SELLING SECURITYHOLDER                         NOTES OWNED       OFFERING(1)(2)          OFFERED (2)        OF THE OFFERING
------------------------------                        ------------      -----------------        ------------       ----------------
Akela Capital Master Fund, Ltd. ..............        $  2,000,000              55,803              55,803                  --
Allete, Inc. .................................             750,000              20,926              20,926                  --
Alta Partners Discount Convertible
     Arbitrage Holdings, Ltd. ................           2,000,000              55,803              55,803                  --
Argent Classic Convertible Arbitrage
     Fund (Bermuda) Ltd. .....................           4,750,000             132,533             132,533                  --
Argent Classic Convertible Arbitrage
     Fund L.P. ...............................           1,000,000              27,901              27,901                  --
Bancroft Convertible Fund, Inc. ..............             600,000              16,741              16,741                  --
Baptist Health of South Florida ..............             296,000               8,258               8,258                  --
BNP Paribas Equity Strategies SNC ............          11,725,000             346,727             327,148              19,579
Chrysler Corporation Master
     Retirement Trust ........................           1,440,000              40,178              40,178                  --
Cooper Neff Convertible Strategies
     Fund, LP. ...............................           2,223,000              62,025              62,025                  --
Credit Suisse First Boston Corporation .......          14,000,000             390,625             390,625                  --
CSFB Convertible & Quantitative
     Strategies Ltd. .........................           1,850,000              51,618              51,618                  --
Delta Air Lines Master Trust (c/o
     Oaktree Capital Management, LLC)  .......             400,000              11,160              11,160                  --
Delta Pilots D&S Trust (c/o Oaktree ..........                  --
     Capital Management, LLC) ................             195,000               5,440               5,440
DKR Fixed Income Holding Fund Ltd. ...........           4,250,000             118,582             118,582                  --
Deutsche Banc Alex. Brown Inc. ...............           2,500,000              69,754              69,754                  --
Ellsworth Convertible Growth and .............                  --
     Income Fund, Inc. .......................             600,000              16,741              16,741
Fidelity Financial Trust: Fidelity
     Convertible Securities Fund .............           3,040,000              84,821              84,821                  --


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

                                                                        SHARES OF COMMON                            SHARES OF COMMON
                                                        PRINCIPAL       STOCK OWNED PRIOR         SHARES OF           STOCK OWNED
                                                        AMOUNT OF           TO THE               COMMON STOCK       AFTER COMPLETION
NAME OF SELLING SECURITYHOLDER                         NOTES OWNED       OFFERING(1)(2)          OFFERED (2)        OF THE OFFERING
----------------------------------------------        ------------      -----------------        ------------       ----------------
Fidelity Puritan Trust: Fidelity                                                                                            --
     Balanced Fund ...........................           3,360,000              93,750              93,750
First Union Securities Inc. ..................           7,700,000             214,843             214,843                  --
JMG Capital Partners, LP. ....................             500,000              13,950              13,950                  --
JMG Triton Offshore Fund, Ltd. ...............           1,250,000              34,877              34,877                  --
KBC Financial Products USA Inc. ..............           1,000,000              27,901              27,901                  --
LDG Limited ..................................             200,000               5,580               5,580                  --
Lipper Convertibles, L.P. ....................           2,000,000              55,803              55,803                  --
Lumberman's Mutual Casualty ..................             259,000               7,226               7,226                  --
Man Convertible Bond Master Fund, Ltd. .......           6,599,000             184,123             184,123                  --
Microsoft Corporation ........................             635,000              17,717              17,717                  --
Motion Picture Industry ......................             286,000               7,979               7,979                  --
Motion Picture Industry Health
     Plan--Retiree Member Fund ...............              55,000               1,534               1,534                  --
Northern Income Equity Fund ..................           3,000,000              83,705              83,705                  --
OCM Convertible Trust ........................             835,000              23,297              23,297                  --
Partner Reinsurance Company Ltd. .............             245,000               6,835               6,835                  --
Public Employees Retirement
     Association of Colorado .................           1,000,000              85,901              27,901              58,000
Qwest Occupational Health Trust ..............              60,000               1,674               1,674                  --
Screen Actors Guild Pension ..................             262,000               7,310               7,310                  --
     Convertible
St. Thomas Trading, Ltd. .....................          11,451,000             319,503             319,503                  --
State Employees' Retirement Fund of
     the State of Delaware ...................             570,000              15,904              15,904                  --
State of Connecticut Combined
     Investment Funds ........................           1,195,000              33,342              33,342                  --
Sturgeon Limited .............................             752,000              20,982              20,982                  --
TQA Master Fund, Ltd. ........................           1,000,000              27,901              27,901                  --
TQA Master Plus Fund, Ltd. ...................             400,000              11,160              11,160                  --
Vanguard Convertible Securities Fund, ........           1,740,000              48,549              48,549                  --
     Inc .....................................
Writers Guild--Industry Health Fund ..........             155,000               4,324               4,324                  --
Wyoming State Treasurer ......................             510,000              14,229              14,229                  --
Zurich Institutional Benchmark Master
     Fund Limited ............................             200,000               5,580               5,580                  --
                                                      ------------------------------------------------------------------------

                 Subtotal ....................        $100,838,000           2,891,115           2,813,536              77,579

Any other holders of notes or any future
transferees, pledgees, donees or successors
of or from any such unnamed holders(3)(4)  ...        $ 24,162,000             674,162             674,162                  --
                                                      ------------------------------------------------------------------------
                 TOTAL .......................        $125,000,000           3,565,277           3,487,698              77,579
                                                      ========================================================================

----------

(1) Includes common stock into which the notes are convertible.

(2) Assumes conversion of the notes into shares of common stock at a conversion rate of 27.9018 shares per $1,000 principal amount of notes. The conversion rate and the number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances. See "Description of the Notes--Conversion Rights." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Cash will be paid instead of any fractional shares.

(3) Information about other selling securityholders will be set forth in prospectus supplements from time to time, if required.

(4) Assumes that the unnamed selling securityholders, or any future transferees, pledges, donees or successors of or from any selling securityholder do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

        None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, other than Craig R. Callen who is one of our directors and also is a managing director of Credit Suisse First Boston Corporation.


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